Exhibit 99.01

News Release

Philip Talamo, Investor Relations	John Meyers, Media
212.969.2383	212.969.2301
ir@alliancebernstein.com	john.meyers@alliancebernstein.com

AllianceBernstein Holding L.P. Announces Fourth Quarter Diluted Net Income of $0.62 per Unit; Declares a $0.62 per Unit Cash Distribution

Announces Filing and Availability of 2009 Form 10-K

New York, NY, February 11, 2010 – AllianceBernstein Holding L.P. (“AllianceBernstein Holding”) (NYSE: AB) and AllianceBernstein L.P. (“AllianceBernstein”) today reported financial and operating results for the quarter ended December 31, 2009.

Assets Under Management ($ billions)	Institutions	Retail	Private Client
Ending Assets Under Management: $496	$300	$121	$75
Net Flows for Three Months Ended 12/31/09: ($16.8)	$(15.6)	$(0.4)	$(0.8)

	Three Months Ended
Financial Results ($ millions except per Unit amounts)	12/31/2009	12/31/2008	Change
AllianceBernstein L.P.
Net Revenues	$782	$581	35%
Net Income	$192	$92	108%
Operating Margin	25.7%	16.2%	9.5%
AllianceBernstein Holding L.P
Diluted Net Income per Unit	$0.62	$0.27	130%
Distribution per Unit	$0.62	$0.29	114%

The distribution is payable on March 4, 2010 to holders of record of AllianceBernstein Holding Units at the close of business on February 22, 2010.

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Performance

For the fourth quarter of 2009, the performance of AllianceBernstein’s investment services relative to benchmarks or peer averages was strong in non-US Growth Equities and Fixed Income but mixed in our Value services.  For the full year 2009, most of our services outperformed, materially so in many cases, exemplified by the exceptional returns in our Blend Strategies portfolios, with our top four institutional Blend services outperforming their benchmarks by 280 to over 1,000 basis points for the year.  Furthermore, Fixed Income services had a stellar year, with three of our five largest institutional services outperforming benchmarks by more than 1,000 basis points.  In addition, three of our four largest retail Fixed Income services generated returns of more than 1,500 basis points above peer averages.

Assets Under Management

Total assets under management as of December 31, 2009 were $496 billion, down $2 billion from the third quarter of 2009, as net outflows of $16.8 billion were largely offset by positive investment performance. In the Institutions channel, net outflows increased to $15.6 billion from $10.0 billion in the third quarter of 2009. However, our pipeline of won but unfunded Institutional mandates increased by 6% sequentially to $3.6 billion. Net outflows in our other channels decreased sequentially, from $1.9 billion to $400 million in Retail and from $1.0 billion to $800 million in Private Client.

Assets under management increased 7% year-over-year, as strong performance by many of our investment services during 2009 more than offset substantially higher net asset outflows.  Full-year 2009 net outflows increased significantly in our Institutions channel, were up modestly in our Private Client channel and decreased materially in our Retail channel.

Financial Results

In the fourth quarter of 2009, Net Income Attributable to AllianceBernstein Unitholders more than doubled from the fourth quarter of 2008 and our operating margin increased to 25.7% from 16.2%.  The majority of this improvement is due to positive investment gains on deferred compensation-related investments, with the remainder attributable to stronger operational results. Diluted net income per Unit for the publicly-traded partnership increased 130% to $0.62 from $0.27 in the prior-year quarter. The $0.62 distribution per Unit represents a 114% increase compared to the prior-year quarter’s $0.29 distribution.

Base fee revenues increased by $14 million, or 3%, compared to the prior-year quarter due to higher revenue in our Retail channel.  In addition, we generated $16 million in performance fees during the current quarter, compared to only $1 million in the fourth quarter of 2008, largely from hedge funds in our Private Client channel.  Fourth quarter 2009 investment gains of $14 million resulted almost entirely from gains on deferred compensation-related investments.  This compares favorably to investment losses of $162 million in the fourth quarter of 2008, including $132 million from investments related to deferred compensation obligations.

Bernstein Research Services revenues declined 8% compared to the fourth quarter of 2008, as higher European revenues were more than offset by declines in the US.  Notably, new services such as derivatives and equity capital markets made important contributions to fourth quarter 2009 revenue.

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Operating expenses for the fourth quarter of 2009 were $582 million, an increase of $73 million, or 14%, compared to the fourth quarter of 2008. Compensation and benefits increased 22% year-over-year, the result of substantially higher incentive compensation in the fourth quarter of 2009, which was caused by two factors.  The first is higher amortization of deferred compensation due to mark-to-market gains on related investments compared to losses in the prior-year quarter.  The second is the substantially reduced cash bonus accrual in the prior-year quarter, reflecting the decline in 2008 income caused by severe capital market declines in the second half of that year.  The increase was partially offset by lower base compensation, the result of lower severance charges and headcount, and lower commissions. Promotion and servicing expenses increased by $15 million, or 14%, due to higher distribution plan expenses associated with higher Retail AUM, in-line with increased distribution revenues. General and administrative expenses were flat compared to the fourth quarter of 2008, as lower technology and occupancy expenses were offset by lower foreign exchange gains. General and administrative expenses also benefited from a reimbursement for claims accrued in the second quarter of 2009.

Although assets under management grew by 7% in 2009 compared to 2008, a 31% decline in average AUM resulted in a decrease of more than $900 million, or 32%, in advisory fee revenues.  Despite higher trading volumes, reflecting market share gains, and revenues from new services, Bernstein Research Services revenues fell 8% for the full year compared to a record 2008 due to a mix shift toward low-touch trading and lower securities valuations in Europe, where fees are calculated as basis points on the value of securities traded.  And while a nearly $500 million positive variance in investment gains mitigated a portion of these declines, net revenue fell by 17% for the full year.  Operating expenses declined by 11% due to lower compensation and benefits as well as lower promotion and servicing expenses. Net Income Attributable to AllianceBernstein Unitholders fell 34% year-over-year and our operating margin also declined, down 650 basis points to 19.6%.

Management Commentary

“Our firm made significant progress in 2009 following a very difficult 2008, posting strong relative investment returns for clients across our global platform.  We enhanced our investment process while staying true to our philosophy of combining our high-quality, in-depth fundamental research with innovative quantitative tools to deliver alpha to our clients,” said Peter S. Kraus, Chairman and Chief Executive Officer.

“The strong capital markets of 2009, coupled with our broad-based relative outperformance, enabled us to grow AUM in 2009 despite higher net client outflows for the full year, which peaked in the second quarter of 2009. I feel confident that the trend of improving sales we have seen since then will continue into 2010, and I am optimistic that the direction of net client flows will reverse before the year is out.  Specifically, I expect that our Private Client and Retail channels will be the first to show positive quarterly net flows, with our Institutions channel lagging. In order for this to happen, we will need to sustain the positive performance we achieved in 2009.  Additionally, the successful launch of new services in all our channels, which we are aggressively pursuing, will aid in achieving this goal.

“Despite lower Bernstein Research Services revenues in 2009 compared to 2008, due primarily to market forces, our sell-side business made important strides in gaining market share and launching new products.  We anticipate this trend will continue, as we further globalize our research footprint and expand our array of client services in 2010.  Specifically, we expect to grow our US and European research market share, build out our newly established Asia research platform, expand equity derivatives and electronic trading services and develop our nascent equity capital markets business.  The Bernstein Research brand has never been stronger, and we will capitalize on this strength to build an even larger and more successful business.

“We began 2010 with AUM 8% higher than average AUM for 2009 and with a much smaller expense base.  We reduced headcount by 13% compared to the end of 2008, and have also reduced other controllable costs, creating strong operating leverage in our business model.  Increased AUM should lead to higher revenues which, when supported by a lower expense base, will generate a greater amount of income.

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Capital Markets Commentary

“We see evidence continuing to mount that economies are on the mend globally.  Global GDP rebounded strongly in the second half of 2009, led initially by impressive gains in many of the emerging market economies, and then by a solid rebound in the US. Surveys of industrial activity in early 2010, as well as trends in global trade, indicate that the economic recovery is gaining speed and breadth. We expect economies globally to continue to record solid growth in 2010, with emerging markets running more than twice as fast as the industrialized economies. With actions by governments and central banks beginning to take hold, investors are increasingly turning their attention toward the risks associated with unwinding the massive stimulus programs in place. We expect interest rates to rise from their current extremely low levels, but for monetary policy to remain accommodative. Ongoing deleveraging of household balance sheets, high unemployment, lack of credit creation, government regulatory initiatives (health and finance) as well as the fiscal soundness of governments are the major risks in this outlook.

“Global equity markets, as measured by the MSCI World index, are still only halfway back to their October 2007 peak, even after rising over 70% from the bottom.  Furthermore, cumulative 10-year returns for the S&P 500 and the MSCI World indices are both still negative. Short term measures of valuation, such as price to trailing earnings, may not be provocative, but with profitability at 30-year lows, we expect corporate earnings to rise.  Most importantly, the uncertainty regarding the shape of the recovery has produced significant disagreement about individual company prospects.  This creates a particularly rich environment in which active equity managers can generate alpha for their clients.

“While spreads in the credit markets have contracted significantly from the high levels reached in 2009, the opportunity for out-performance of non-government sectors still looks attractive in the global fixed income marketplace. Spreads in nearly all markets, with the exception of agency mortgage backed securities, are still above historical averages and, if as we expect, the economic recovery continues, there will be opportunity for excess returns. While interest rates on government securities are expected to normalize, the record steepness in most yield curves should help to cushion the impact of rising rates on returns.

Concluding Remarks

“In closing, we began 2009 with three objectives: improving investment performance, reducing net asset outflows and right-sizing our firm and I believe we have succeeded on all three fronts.  For 2010, we are focused on continuing to provide solid investment returns and world class service for our clients, expanding our product offerings, acquiring new clients, engaging and motivating our employees and improving returns for Unitholders – in short, executing on our strategy,” concluded Mr. Kraus.

Fourth Quarter 2009 Earnings Conference Call Information

AllianceBernstein’s management will review fourth quarter 2009 financial and operating results on Thursday, February 11, 2010 during a conference call beginning at 5:00 p.m. (EST), following the release of its financial results after the close of trading on the New York Stock Exchange. The conference call will be hosted by Peter S. Kraus, Chairman and Chief Executive Officer, David A. Steyn, Chief Operating Officer and Robert H. Joseph, Jr., Chief Financial Officer.

Parties may access the conference call by either webcast or telephone:

1.
To listen by webcast, please visit AllianceBernstein’s Investor Relations website at http://ir.alliancebernstein.com/investorrelations at least 15 minutes prior to the call to download and install any necessary audio software.

2.	To listen by telephone, please dial (866) 556-2265 in the U.S. or (973) 935-8521 outside the U.S., 10 minutes before the 5:00 p.m. (EST) scheduled start time. The conference ID# is 50182270.

The presentation that will be reviewed during the conference call will be available on AllianceBernstein’s Investor Relations website shortly after the release of its financial results.

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A replay of the webcast will be made available beginning at approximately 7:00 p.m. (EST) on February 11, 2010 and will be available on our website for one week. An audio replay of the conference call will also be available for one week. To access the audio replay, please call (800) 642-1687 from the U.S., or outside the U.S. call (706) 645-9291, and provide conference ID# 50182270.

Availability of 2009 Form 10-K

Unitholders may obtain a copy of our Form 10-K for the year ended December 31, 2009 in either electronic format or hard copy on www.alliancebernstein.com:

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Download Electronic Copy: Unitholders with internet access can download an electronic version of the report by visiting www.alliancebernstein.com and clicking on “AllianceBernstein 2009 Form 10-K”.  The report is also accessible in the “Featured Documents” section of the “Investor & Media Relations” page at www.alliancebernstein.com/investorrelations.

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Order Hard Copy Electronically or by Phone: Unitholders may also order a hard copy of the report, which is expected to be available for mailing in approximately eight weeks, free of charge.  Unitholders with internet access can follow the above instructions to order a hard copy electronically.  Unitholders without internet access, or who would prefer to order by phone, can call 800-227-4618.

Cautions Regarding Forward-Looking Statements

Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. We caution readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2009. Any or all of the forward-looking statements that we make in this news release, Form 10-K, other documents we file with or furnish to the SEC, and any other public statements we issue, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect our financial condition, results of operations and business prospects.

The forward-looking statements referred to in the preceding paragraph include statements regarding:

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Our pipeline of new institutional mandates not yet funded:  Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times we currently anticipate.

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Our optimism regarding improving sales and the direction of client flows:  Our ability to sustain our improved investment performance, as well as the actual performance of the capital markets and other factors beyond our control, will affect our asset flows.

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Our expectation that we will further globalize our sell-side research footprint and expand our array of client services in 2010:  Factors beyond our control, including the effect of the performance of the financial markets on our results of operations, may adversely affect our ability to implement our strategic initiatives.

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Our expectation that increased levels of AUM should lead to increased revenues which, when supported by a lower expense base, will generate a greater amount of income: Unanticipated events and factors, including pursuit of strategic initiatives, may cause us to expand our expense base, thus limiting the extent to which we benefit from any positive leverage in future periods. Growth in our revenues will depend on the level of our assets under management, which in turn depends on factors such as the actual performance of the capital markets, the performance of our investment products and other factors beyond our control.

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Our expectation that corporate earnings will rise and the economic recovery will continue: The extent to which global economies have recently stabilized is not necessarily indicative of future growth and there are significant obstacles that may hinder sustained growth. The actual performance of the capital markets and other factors beyond our control will affect our investment success for clients and asset flows.

Qualified Tax Notice

This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b). Please note that 100% of AllianceBernstein Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AllianceBernstein Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, currently 35%.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional clients, individuals and private clients in major markets around the world. AllianceBernstein employs more than 500 investment professionals with expertise in growth equities, value equities, fixed income securities, blend strategies and alternative investments and, through its subsidiaries and joint ventures, operates in more than 20 countries. AllianceBernstein’s research disciplines include fundamental research, quantitative research, economic research and currency forecasting capabilities. Through its integrated global platform, AllianceBernstein is well-positioned to tailor investment solutions for its clients. AllianceBernstein also offers high-quality, in-depth research, portfolio strategy and brokerage-related services to institutional investors, and equity capital markets services to issuers of publicly-traded securities.

At December 31, 2009, AllianceBernstein Holding L.P. owned approximately 36.5% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 62.1% economic interest in AllianceBernstein.

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AllianceBernstein L.P. (The Operating Partnership)
SUMMARY CONSOLIDATED STATEMENT OF INCOME  |  December 31, 2009

	Three Months Ended		Twelve Months Ended
$ thousands, unaudited	12/31/09	12/31/08	12/31/09	12/31/08
Revenues:
Investment Advisory & Services Fees	$543,162	$514,428	$1,920,332	$2,839,526
Distribution Revenues	80,891	64,477	277,328	378,425
Bernstein Research Services	108,775	118,122	434,605	471,716
Dividend and Interest Income	7,386	20,501	26,730	91,752
Investment Gains (Losses)	13,720	(162,078)	144,447	(349,172)
Other Revenues	28,430	28,739	107,848	118,436
Total Revenues	782,364	584,189	2,911,290	3,550,683
Less: Interest Expense	503	3,667	4,411	36,524
Net Revenues	781,861	580,522	2,906,879	3,514,159
Expenses:
Employee Compensation & Benefits	323,391	264,207	1,298,053	1,454,691
Promotion & Servicing
Distribution Plan Payments	61,261	46,474	207,643	274,359
Amortization of Deferred Sales Commissions	12,819	17,250	54,922	79,111
Other	47,833	42,853	173,250	207,506
General & Administrative	130,779	131,872	558,361	539,198
Interest on Borrowings	566	1,144	2,696	13,077
Amortization of Intangible Assets	4,956	5,179	21,126	20,716
	581,605	508,979	2,316,051	2,588,658

Operating Income	200,256	71,543	590,828	925,501
Non-Operating Income	4,552	5,464	33,657	18,728
Income Before Income Taxes	204,808	77,007	624,485	944,229
Income Taxes	13,901	7,509	45,977	95,803
Net Income	190,907	69,498	578,508	848,426
Net Loss (Income) of Consolidated Entities Attributable to Non-Controlling Interests	733	22,481	(22,381)	(9,186)
Net Income Attributable to AllianceBernstein Unitholders	$191,640	$91,979	$556,127	$839,240

Operating Margin(1)	25.7%	16.2%	19.6%	26.1%

(1) Operating Margin = (Operating Income less Net Income/plus Net Loss of Consolidated Entities Attributable to Non-Controlling Interests)/ Net Revenues.

AllianceBernstein Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENT OF INCOME

	Three Months Ended		Twelve Months Ended
$ thousands except per Unit amounts, unaudited	12/31/09	12/31/08	12/31/09	12/31/08
Equity in Net Income Attributable to AllianceBernstein Unitholders	$67,086	$30,661	$192,513	$278,636
Income Taxes	7,415	6,643	25,324	33,910
NET INCOME	59,671	24,018	167,189	244,726

Additional Equity in Earnings of Operating Partnership (1)	731	-	328	1,133
NET INCOME - Diluted (2)	$60,402	$24,018	$167,517	$245,859
DILUTED NET INCOME PER UNIT	$0.62	$0.27	$1.80	$2.79
DISTRIBUTION PER UNIT	$0.62	$0.29	$1.77	$2.68

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.
(2) For calculation of Diluted Net Income per Unit.

AllianceBernstein L.P. and AllianceBernstein Holding L.P.
UNITS OUTSTANDING AND WEIGHTED AVERAGE UNITS OUTSTANDING-2009

		Weighted Average Units		Weighted Average Units
	Period End	Three Months Ended		Twelve Months Ended
	Units	Basic	Diluted	Basic	Diluted
AllianceBernstein L.P.	274,745,592	268,554,450	270,165,289	266,299,938	266,543,601
AllianceBernstein Holding L.P	101,351,749	95,160,607	96,771,446	92,906,095	93,149,758

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT  |  December 31, 2009
($ billions)

Ending and Average

	Three Month Period		Twelve Month Period
	12/31/09	12/31/08	12/31/09	12/31/08
Ending Assets Under Management	$495.5	$462.0	$495.5	$462.0
Average Assets Under Management	$494.0	$496.7	$458.6	$665.1

Three-Month Changes By Distribution Channel

	Institutions	Retail	Private Client	Total
Beginning of Period	$307.5	$116.7	$73.6	$497.8
Sales/New accounts	4.3	7.9	2.4	14.6
Redemptions/Terminations	(12.5)	(6.0)	(1.7)	(20.2)
Cash flow	(7.4)	(2.0)	(1.2)	(10.6)
Unreinvested dividends	-	(0.3)	(0.3)	(0.6)
Net Flows	(15.6)	(0.4)	(0.8)	(16.8)
Investment Performance	8.1	4.4	2.0	14.5
End of Period	$300.0	$120.7	$74.8	$495.5

Three-Month Changes By Investment Service

	Value	Growth	Fixed Income (1)	Other(1) (2)	Total
Beginning of Period	$175.7	$93.3	$181.6	$47.2	$497.8
Sales/New accounts	2.7	1.7	7.1	3.1	14.6
Redemptions/Terminations	(10.5)	(5.2)	(4.4)	(0.1)	(20.2)
Cash flow	(2.9)	(1.3)	(0.9)	(5.5)	(10.6)
Unreinvested dividends	(0.1)	(0.1)	(0.4)	-	(0.6)
Net Flows	(10.8)	(4.9)	1.4	(2.5)	(16.8)
Investment Performance	6.3	5.7	1.3	1.2	14.5
End of Period(3)	$171.2	$94.1	$184.3	$45.9	$495.5

(1) Certain client assets were reclassified among investment services to more accurately reflect how these assets are managed by our firm.
(2) Includes index, structured, asset allocation services and other non-actively managed AUM.
(3) Approximately $90 billion in Blend Strategies AUM are reported in their respective services.

By Client Domicile

	Institutions	Retail	Private Client	Total
U.S. Clients	$159.2	$86.1	$72.7	$318.0
Non-U.S. Clients	140.8	34.6	2.1	177.5
Total	$300.0	$120.7	$74.8	$495.5

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT  |  December 31, 2009 continued
($ billions)

By Investment Service

	Institutions	Retail	Private Client	Total
Equity:
Value
U.S.	$19.0	$11.3	$14.1	$44.4
Global & International	88.8	26.2	11.8	126.8
	107.8	37.5	25.9	171.2
Growth
U.S.	18.1	9.6	10.4	38.1
Global & International	34.8	14.3	6.9	56.0
	52.9	23.9	17.3	94.1
	160.7	61.4	43.2	265.3
Fixed Income:(1)
U.S.	71.8	9.6	30.9	112.3
Global & International	41.1	30.3	0.6	72.0
	112.9	39.9	31.5	184.3
Other:(1) (2)
U.S.	9.7	16.4	-	26.1
Global & International	16.7	3.0	0.1	19.8
	26.4	19.4	0.1	45.9
Total:
U.S.	118.6	46.9	55.4	220.9
Global & International	181.4	73.8	19.4	274.6
Total(3)	$300.0	$120.7	$74.8	$495.5

(1) Certain client assets were reclassified among investment services to more accurately reflect how these assets are managed by our firm.
(2) Includes index, structured, asset allocation services and other non-actively managed AUM.
(3) Approximately $90 billion in Blend Strategies AUM are reported in their respective services.

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